Exhibit 16.1
Rotenberg & Co., LLP
Certified Public Accountants
April 11, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Dear Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated April 9, 2007 of eXegenics Inc. and are in agreement with the statements regarding Rotenberg & Co., LLP contained therein.

/s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP
Certified Public Accountants